PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 13th day of May 2014 (“Effective Date”) by and between McElroy Deutsch Mulvaney & Carpenter, LLP or its assignee, (the "Purchaser"), and Hooper Holmes, Inc., a New York corporation (the "Seller").

W I T N E S S E T H:

For and in consideration of the mutual covenants and agreements herein contained, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions hereof, the "Property" and the “Included Personal Property” (as hereinafter defined).

NOW, THEREFORE, the parties hereto agree as follows:

1.    Definitions    . The terms defined in this Section 1 shall have the respective meanings stated in this Section 1 for all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

1.1    Building shall mean the approximately 52,000 square foot building plus detached maintenance garage facility and all other buildings and structures as well as the generator now or at the Closing Date (as hereinafter defined) situated on the Land (as hereinafter defined).

1.2    Business Day or Business Days shall mean those days of the week which are not Saturday, Sunday or a federal, State of New Jersey or bank holiday.

1.3    Closing shall mean actions whereby Seller conveys to Purchaser and Purchaser purchases and accepts from Seller legal title to the Property, subject to and in accordance with this Agreement.

1.4    Closing Date shall mean the date as defined in Section 5.2 hereof.

1.5    Deposit shall mean the aggregate principal sum of One Hundred Fifty Thousand Dollars ($150,000) to be deposited by Purchaser with the Escrow Agent (hereafter defined) pursuant to the provisions of Sections 3.1(a) and (b) hereof.

1.6    Effective Date shall mean the date the last party to sign this Agreement delivers the fully executed Agreement to the other party.

1.7    End of the Inspection Period shall mean 5:00 p.m. New Jersey time on the date that is forty (40) days subsequent to the Effective Date.

1.8    Land shall mean all those certain tracts or parcels of land situated and lying and being designated as Lot 4 in Block 2401 on the Tax Map of Bernards Township. Somerset County, New Jersey, which are more particularly described on Schedule 1.8 annexed hereto and made a part hereof.

1.9    Other Seller Interests shall mean all of the right, title and interest, if any, of Seller in and to the following:

(a)    Any easements, rights of way, privileges, rights, appurtenances, hereditaments, oil and mineral rights, grants of right, or other agreements benefiting the Property and any and all rights and privileges to further develop the Property, the Land or any portion thereof; and

(b)    Any land lying in the bed of any street, road, alley or avenue, public or private, opened or proposed, in front of or adjoining the Property, any strips or gores adjoining or relating to the Property or any part thereof, any award made or to be made in lieu thereof, and any unpaid award for damages to said Property by reason of change of grade of any street.

1.11    Permitted Exceptions shall mean collectively the following: (i) those restrictions, encumbrances, covenants, agreements, easements, matters and things of fact or of record affecting title to the Property; (ii) real estate taxes not due and payable as of the Closing Date; (iii) encumbrances on the Property caused solely by Purchaser or its agents, employees, contractors or consultants; (iv) such state of facts as an accurate Survey of the Property would disclose; and (v) zoning ordinances and development and building regulations or requirements adopted by any governmental or municipal authority having jurisdiction over the Property, and any amendments and additions thereto now or hereinafter in force and effect that relate to the Property.

1.12    Property shall mean the Land, the Other Seller Interests, the Site Improvements, the Building, and the Included Personal Property.

1.13    Service Contracts shall mean those contracts relating to or affecting the use or operation of the Property, such as service utility, maintenance, labor, and similar agreements, which are set forth in Schedule 1.13 annexed hereto and made a part hereof. To the extent Purchaser identifies and accepts in writing other such agreements prior to Closing, those agreements shall be deemed Service Contracts for the purposes of this Agreement.

1.14    Site Improvements shall mean all of the parking lots, driveways, pavings, access cuts, parking lot striping, lighting, bumpers, drainage systems and landscaping situated upon the Land.

1.15    Title Company shall mean a reputable title insurance company selected by the Purchaser.

2.    Sale of the Property    . Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, title to the Property free and clear of any and all mortgages, liens, claims, or encumbrances affecting such title, except the Permitted Exceptions and such other matters approved in writing by Purchaser.

3.    Purchase Price and Payment; the Deposit    .

3.1    The purchase price for the Property to be sold to Purchaser pursuant to this Agreement shall be the sum of Three Million Fifty Thousand and 00/100 U.S. DOLLARS

($3,050,000.00) (the "Purchase Price"), which sum shall be payable by Purchaser to Seller as follows:

(a)    Simultaneously with the execution of this Agreement by all parties, Purchaser shall deliver Seventy-Five Thousand and 00/100 U.S. DOLLARS ($75,000.00) of the Deposit to The Garibaldi Group, LLC (the “Escrow Agent”).

(b)    One business day after the End of the Inspection Period, an additional sum of Seventy-Five Thousand and 00/100 U.S. DOLLARS ($75,000.00) shall be paid by Purchaser to Escrow Agent, which shall be part of the Deposit. The parties agree to direct the Escrow Agent to release the Deposit to Seller or return the Deposit to Purchaser, as the case may be, as provided in this Agreement.

(c)    At Closing, the sum of Two Million Nine Hundred Thousand and 00/100 U.S. DOLLARS ($2,900,000.00) shall be paid by Purchaser to Seller by certified check, official bank check or confirmed federal wire transfer of immediately available funds, as Seller shall direct.

3.2    (a)    The Escrow Agent shall hold the Deposit when received until such time as (i) the Deposit is applied at Closing to the Purchase Price; or (ii) pursuant to the provisions of this Agreement, the Deposit is to be released to Purchaser or to Seller. The Escrow Agent shall invest the Deposit into a non-interest bearing federally insured short-term trust account or accounts reasonably acceptable to the Escrow Agent. The Escrow Agent may not commingle the Deposit with other funds of the Escrow Agent. If the Purchaser terminates this Agreement as provided in Section 7.4 hereof, then the Escrow Agent shall return the Deposit to Purchaser promptly following such termination.

(b)    Escrow Agent shall not be liable to any party for an act or omission, except for bad faith or gross negligence, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Deposit and the interest earned thereon (the “Escrowed Funds”), Escrow Agent shall not release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction in Morris County, New Jersey. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder.
(c)    Escrow Agent may defend any legal proceeding that may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement and shall be indemnified and held harmless by Purchaser and Seller in equal amounts against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement (except for checks issued by or on behalf of Escrow Agent). Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

4.    Adjustments and Prorations; Closing Costs    . The items of income or expense arising from the ownership or operation of the Property set forth hereinafter shall be prorated and adjusted as of 11:59 p.m. New Jersey time on the day preceding the Closing Date. All prorations, adjustments and allocations made at the Closing shall be final, except (i) for clear errors subsequently discovered and (ii) as otherwise expressly provided in this Section 4. The parties agree to work together after Closing in good faith to promptly resolve all outstanding or continuing proration and allocation matters. At the Closing, the following items of income and expense shall be allocated between the parties in accordance with the principles set out herein above, and with the following specific provisions applying to the following specific items:

4.1    (a)    Real estate taxes for the Property shall be prorated at and as of the Closing on the basis of the most recent real estate tax bill delivered to Seller.

(b)    If on the Closing Date any assessment is a lien on all or part of the Property, and such assessment is or may be payable in installments, of which the first installment is then a charge or lien, or has been paid, then Seller shall be required to pay only those installments that are due and payable on or prior to the Closing Date and the Purchaser shall be responsible for all unpaid installments after the Closing Date.

(c)    Water, sewer, electric and other utility charges for the Property. If consumption of any of the foregoing is measured by meters, prior to the Closing Date, Seller shall obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of Closing Date on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued (and this obligation shall survive the Closing). Any utility security deposits to be refunded to Seller shall be obtained by Seller from the utility company and Purchaser shall make its own deposit with such companies.

(d)    Premiums on insurance policies will not be adjusted. Seller may terminate its insurance coverage as of Closing and Purchaser will effect its own insurance coverage.

(e)     Fees, charges and deposits under any Service Contracts that are assigned by Seller to Purchaser and assumed by Purchaser at the Closing.

4.2    Seller shall pay the New Jersey realty transfer tax (or permit an appropriate credit therefor) in connection with the recordation of the deed described in Section 9.1(a) and the conveyance of the Property by Seller to Purchaser and Purchaser shall pay the Mansion Tax.

4.3    Purchaser and Seller shall each pay their respective attorney's fees.

4.4    Except as otherwise herein provided, any fee, cost, charge or expense incurred by either party hereto or for which either party hereto may be liable in connection with the negotiation, examination and consummation of this Agreement, shall be paid by the party hereto incurring, or liable for, such fee, cost, charge or expense.

4.5    The costs of any survey, any searches, and a current form owner’s ALTA title insurance policy are to be borne by Purchaser.

4.6    The Seller shall be responsible for payment of the Broker’s (hereafter defined) commission payable at Closing pursuant to a separate written agreement between seller and Broker.

4.7 The provisions of this Section 4 shall survive the Closing Date.

5.    Closing; Closing Date    .

5.1    The Closing shall take place at the offices of the McElroy, Deutsch, Mulvaney & Carpenter, LLP, or at such other place as Seller and Purchaser may agree, at 10:00 a.m. New Jersey time on the Closing Date.

5.2    The Closing Date shall occur five (5) days after the End of the Inspection Period but no later than July 11, 2014.

6.    Title.

6.1    Purchaser may, at its sole cost and expense, order (a) a title insurance commitment on the Property issued by the Title Company reporting on the condition of title to the Property and committing to issue title insurance to Purchaser, and (b) a survey of the Property (collectively, the title insurance commitment and the survey being in this Agreement referred to as the "Title Report"). Within thirty (30) days of the Effective Date, Purchaser shall provide Seller with a copy of the Title Report and written notification to Seller of any items shown in the Title Report, other than Permitted Exceptions, which would prevent Purchaser from receiving such title to the Property as provided herein (collectively, the “Title Objections”). Seller shall, at its option, be entitled to a period of twenty (20) days from its receipt of written notice from Purchaser to remove and discharge any liens, encumbrances, covenants or easements set forth on the Title Report, other than the Permitted Exceptions, which cure, at Purchaser’s option, may be by means of affirmative insurance or endorsement from the Title Company, in form and substance satisfactory to Purchaser (and paid for by Seller), insuring over and providing that any liens, encumbrances, covenants, easements or other matters which are not Permitted Exceptions shall not be collected out of, or enforced against, the Property. If Seller is unable to cure the Title Objections within the aforesaid twenty (20) day period, Seller shall be entitled to an additional ten (10) day cure period provided Seller is diligently pursuing such cure. If Seller has not cured, or elects not to cure, the Title Objections as aforesaid, Purchaser, as its only remedies, may either (a) within ten (10) days of receiving notice from Seller that it is unable or unwilling to remove such Title Objections, terminate this Agreement by written notice to Seller, receive the return of the Deposit and this Agreement shall be null and void, each party having no further obligation to the other, or (b) subject to Section 6.2 hereof, purchase the Property subject to such Title Objections (which shall be deemed Permitted Exceptions), in which case this Agreement shall remain in full force and effect and the parties shall proceed to Closing hereunder without reduction in the Purchase Price or other obligation, except as provided in Section 6.2, on the part of Seller by reason of such Title Objections. The foregoing shall not, however, be deemed to limit the unconditional obligation of Seller to discharge and remove of record all title exceptions referred to in Section 6.2 below at or prior to Closing.

6.2    Anything herein to the contrary notwithstanding, the parties agree that in the event there are any mortgages, financing statements, or similar liens placed on the Property by Seller, mechanic's or materialman's liens arising from work performed on the Property by, for or with the consent of Seller, or money judgments or other monetary liens against Seller that can be discharged or removed by the payment of a liquidated sum, or any Title Objections placed upon the Property after the Effective Date (other than those resulting from the acts of Purchaser), then at or prior to Closing Seller shall be obligated to bond off with the Title Company or remove, satisfy and discharge of record all such matters (collectively, the "Liens"), and deliver title to the Property to the Purchaser at the Closing free of same; provided, further, Seller shall not place, caused to be placed, nor consent to the placement by any other party of, any Liens on the Property from and after the Effective Date.

7.    Inspection Period; Due Diligence.

7.1    Seller shall use its best efforts to make available to Purchaser for inspection and copying within five (5) days of the Effective Date such materials in the possession of or reasonably accessible to Seller pertaining to the Property as Purchaser may reasonably request, including but not limited to: back-title, environmental reports, surveys, plans and specifications for the Building, structural reports, the Service Contracts (if written), and statements of operating expenses (the “Property Documents”).

7.2    Commencing on the Effective Date, and continuing until the End of the Inspection Period (the “Inspection Period”), Purchaser may make, or cause to be made, at its sole cost and expense, such investigations (including physical, structural, economic, mechanical and environmental) relating to the Property as Purchaser deems prudent. Notwithstanding the foregoing, Purchaser agrees that it will use its best efforts not to interfere in any material and adverse fashion with the operation of the Property by Seller.

7.3    Seller agrees that at all times prior to the Closing or sooner termination of this Agreement, Purchaser or its designated agents or consultants shall be given reasonable access to the Property during normal business hours, and Seller shall cooperate with Purchaser in that regard. Seller shall be entitled to have a representative of Seller present at all times during any testing, examination, inspection or other activities on the Property by Purchaser. To the extent Seller has such information available, Seller will also open to Purchaser and make available for inspection and copying its files, books and records, and property management records (other than matters relating to confidential or proprietary matters) with respect to the Property.

7.4    At any time prior to the End of the Inspection Period, Purchaser may send Seller or Seller’s Attorney a written notice that Purchaser elects to terminate this Agreement for any reason whatsoever, and on Seller's or Seller’s Attorney’s receipt of such notice the Deposit shall be returned to Purchaser, and this Agreement shall become null and void as between Seller and Purchaser, each party having no further obligation to the other hereunder except (a) Purchaser shall promptly return to Seller all of the Property Documents made available to, or copied by, Purchaser, and (b) as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, If Purchaser wishes to raise a claim, it shall advise Seller and Seller shall have ten (10) days from receipt of such notice to decide whether to agree to do the claimed repair or remediation or to advise that will not, in which case Purchaser may decide to either take title without the resolution of such claim(s) or terminate this contract in which event all deposits shall be returned to Purchaser. In the event that a repair or remediation is undertaken, the End of the Inspection Period shall be deemed extended from the date of such notice until the repair or remediation is completed and for such reasonable period as may be necessary for Purchaser to inspect same. In the event that such repair or remediation is not satisfactory to the Purchaser, Purchaser may again give notice to Seller as provided above.

7.5    Purchaser agrees to make all repairs to and otherwise restore the Property to its condition existing immediately prior to such damage with respect to any damage caused by or attributable to Purchaser, its agents and/or its contractors as the result of any access, inspections or investigations they or any of them make or authorize.

8.    Conditions Precedent.

8.1    The obligations of the Purchaser to close the transaction hereunder are subject to satisfaction of all the following conditions at or prior to Closing, any one or more of which may be expressly waived in writing by the Purchaser:

(a)    All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, including, without limitation, the delivery by Seller of the documents enumerated in Section 9.1 hereof.

(b)    The representations and warranties made by Seller under this Agreement shall be true and correct in all material aspects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(c)    Title to the Property shall be as required by Section 4 above.

(d)    Purchaser’s satisfactory walk-through of the Property prior to but on the same day as Closing to confirm Seller’s compliance with all representations, conditions precedent and covenants of Seller contained in this Agreement.

8.2    Seller's obligations to close hereunder shall be conditioned upon the occurrence of each of the following conditions. If any of the following conditions are not satisfied, then Seller may elect to terminate this Agreement or waive noncompliance with any such condition in whole or in part:

(a)    The representations and warranties of Purchaser as set forth herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b)    Purchaser shall have performed, observed and complied in all material respects with all the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with, prior to or as of the Closing Date, including payment of the Purchase Price as provided pursuant to Section 3, and shall execute and/or deliver the documents to be executed and/or delivered by Purchaser pursuant to this Agreement.

9.    Documents at Closing.

9.1    Seller shall execute and deliver to Purchaser at Closing, the following instruments:

(a)    Duly executed and acknowledged Bargain and Sale Deed with Covenants Against Grantor’s Act conveying to Purchaser the fee simple title to the Property, subject only to the Permitted Exceptions and such other matters as may be approved in writing by Purchaser (the "Deed").

(b)    An affidavit of Seller setting forth that it is not a "foreign person" for purpose of the Foreign Investment in Real Property Transfer Act of 1990, as amended.

(c)    A standard form seller's affidavit of title;

(d)    Standard form of Seller’s Residency Certification and Seller’s Affidavit of Title (if require);

(e)    A settlement statement (the "Settlement Statement") documenting the Closing and reflecting the Purchase Price, charges, credits, adjustments and prorations.

(f)    Keys and/or security codes to all entrance doors to the Property.

(g)    Such affidavits and indemnities as the Title Company shall reasonably and customarily require.

(h)    All necessary and proper consents of Seller, including an appropriate resolution of the Board of Directors of the Seller, authorizing the sale of the Property in accordance with the terms of this Agreement.

(i)    A duly executed assignment (the "Assignment of Service Contracts") of all Service Contracts, if any, and such other agreements as to which Purchaser has notified Seller in writing prior to the Closing Date that Purchaser wishes to accept.

(j)    Bring Down Certificate. A certificate of Seller stating that all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, or if different, in what respect.

(k)    An estoppel certificate of American Educational Institute, Inc.

(l)    Such additional documents as the Seller and the Purchaser shall mutually agree are necessary to carry out the provisions of this Agreement.

9.2    In addition to payment of the Purchase Price as provided in Section 3 hereof, Purchaser shall execute and deliver to Seller at Closing, subject to full compliance by Seller with all Seller's obligations to be kept, observed and performed by Seller under this Agreement:

(a)    The Settlement Statement.

(b)    All necessary and proper consents of Purchaser consenting to and approving the within transaction and purchase by Purchaser.

(c)    Such additional documents as Seller and Purchaser shall mutually agree are necessary to carry out the provisions of this Agreement, provided that such additional documents do not expand Purchaser's liability beyond the liability of Purchaser described in or under this Agreement.

10.    Covenants of Seller. Seller covenants and agrees that, between the date hereof and the Closing Date:

10.1    At its sole cost and expense, Seller shall continue to maintain the Property in the ordinary course in accordance with its normal practices and procedures. Seller shall keep the Property and all of the Buildings and improvements thereon (and all parts thereof), including mechanical equipment of every kind used in the operation thereof, in at least the same condition as it is in as of the End of Inspection Period, reasonable wear and tear excepted. Seller will not remove any of the Included Personal Property from the Building.

10.2     Seller shall continue to maintain the existing insurance on the Property.

10.3    Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants, or conditions of any of the Service Contracts, nor enter into any other agreements (including, without limitation, cleaning, maintenance, employment, management, supply, union and similar contracts) without obtaining the consent of the Purchaser unless same is terminable without penalty or liability to Purchaser upon the Closing (any such action or act or agreement, an “Agreement Modification”). Immediately upon the occurrence of any Agreement Modification, Seller shall deliver to Purchaser a complete, certified copy thereof.

10.4    Seller shall not mortgage, pledge or create any contractual lien, charge or any other encumbrance (or agree to do so) in respect of the Property or any part thereof. Seller shall not sell or transfer any portion of the Property.

10.5    Seller shall deliver the Property at Closing vacant of any tenants or other occupants other than American Educational Institute, Inc. who is located on the second floor of Building A and occupying 5,672 rental square feet of space in the Building. Seller shall deliver the Lease with American Educational Institute Inc. with the other Property Documents. Seller shall deliver a customary and reasonable estoppel certificate from this tenant.

10.6    The Seller agrees to provide the Purchaser with all information needed to notify (the “Bulk Sale Notification”) the New Jersey Division of Taxation Bulk Sales Unit (the “Bulk Sales Unit”) as to the sale of the Property by the Seller to the Purchaser (as contemplated under Section 54:50-38, New Jersey Statutes, and any related sections). The Bulk Sale Notification must be delivered to the Bulk Sales Unit no less than 10 days prior the Closing Date. The Seller shall cooperate with the Purchaser in connection with the timely delivery of the Bulk Sale Notification, and the Seller shall comply with all applicable demands, or other applicable escrow demands, from the Bulk Sales Unit or other such Governmental Authority. If the Bulk Sales Unit suggests or requires a tax escrow, then a portion of the Purchase Price in an amount equal to the sum required or suggested by the Bulk Sales Unit shall be held in escrow (the “Withheld Amount”) by the

Purchaser’s attorney pending notification from the Bulk Sales Unit as to the disposition of the Withheld Amount (i.e., either payment to the Seller or to the Bulk Sales Unit). Should the Seller’s obligations to the Bulk Sales Unit exceed the Withheld Amount, the Seller shall remain responsible for the payment of any such outstanding sales tax obligations.
10.7    Immediately upon the Effective Date, Seller shall permit Purchaser to store up to 750 boxes containing legal files in a mutually agreed upon area within the Building. There will be no charge for the file storage so long as the transaction contemplated herein closes. Should the transaction not close for any reason, Purchaser shall remove its boxes from the Building unless otherwise agreed with the Seller and shall pay to Seller for the temporary storage $5,000 per month beginning on the date that Purchaser moves its boxes into the Building. This amount shall be prorated for any partial month.

10.8    Seller shall allow Purchaser early access to the Property two (2) weeks prior to Closing to install its telephone and data systems. In the event Closing does not take place after Purchaser has installed telephone and data systems, Purchaser shall remove such installations and restore the Property to it original condition without any charge to Seller.

11.    Representations and Warranties of Seller.

Seller represents, warrants, and agrees that:

11.1    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the power to own its own properties and to carry on its business as now being conducted.

11.2    Seller has the full right, power and capacity to enter into this Agreement and to carry out the transactions contemplated hereby and, no consent or authorization of any person is required as a condition precedent to the consummation of this Agreement or the transactions contemplated herein.

11.3    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Seller is a party or by which any it is bound, or any lease, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which the Property or Seller is bound or, to Seller's knowledge, any applicable law or regulation or order of any governmental agency or court, domestic or foreign, having jurisdiction over the Property or Seller.

11.4    Seller has received no notice of, and, to Seller's knowledge, there is no pending or threatened action, litigation, investigation, condemnation or other proceeding (by any private person or entity or by any governmental authority) against or relating to the Property, or against Seller, which would or could (i) result in a judgment or other Lien being filed against the Property, (ii) otherwise affect the Property, any construction, use or occupancy thereof, or (iii) affect the right or ability of Seller to perform its obligations under this Agreement.

11.5    Seller is not a foreign person as that term is used and defined in Sections 1445 and 7701 of the Internal Revenue Code.

11.6    With the exception to the lease to American Educational Institute, Inc. there are no leases, subleases, or occupancy agreements in effect regarding the Property.

11.7    Seller has not received written notice from any governmental authority having jurisdiction that the Property, the use, construction, maintenance, operation or occupancy thereof, is not in compliance with any applicable laws, regulations and requirements of any such noncompliance.

11.8    To Seller’s knowledge, there are no pending or threatened condemnation proceedings regarding the Property.

11.9    Attached hereto as Schedule 1.13 is a true and correct list of all Service Contracts in connection with the Property. True, correct and complete copies of the Service Contracts have been furnished by the Seller to the Purchaser.

11.10    Seller has no knowledge of any federal, state, county or municipal or plans to change the road system in the immediate vicinity of the Property or to restrict or change access from any such roads to the Property or of any pending or threatened condemnation of the Land or the Property or any part thereof or of any plans for improvements which might result in a special assessment against the Property.

11.11    There are no facts known to Seller materially affecting the value of the Property that are not readily observable by Purchaser or that have not been disclosed to Purchaser by Seller. No representation or warranty made by the Seller in this Agreement, in any Exhibit annexed hereto, or in any letter or certificate furnished to the Purchaser pursuant to the terms hereof, each of which is incorporated herein by reference and made a part hereof, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

11.12    Seller has not retained any person to file notices of protest against, or to commence actions to review, real property tax assessments against the Property.

11.13    (a) To the Seller’s knowledge, the Property has not been used intentionally or unintentionally (i) as a landfill to receive garbage, refuse or waste, whether or not hazardous or (ii) for the storage, deposit, disposal, treatment, handling or recycling of any Hazardous Materials (as defined in this Paragraph). To the Seller’s knowledge, the Property does not contain any Hazardous Materials, nor has there been a release of any Hazardous Materials on or from the Property whether or not such release emanated from the Property or any contiguous real estate, equipment, or underground storage tanks. For purposes of this Agreement, "Hazardous Materials" means and includes petroleum, petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyl, urea formaldehyde or any pollutant or any toxic or hazardous waste or substance, regulated, prohibited, restricted or controlled by any existing applicable Federal, state, county, or local statutes, laws, regulations, rules, ordinances, directives or codes relating to environmental matters, including by way of illustration and not by way of limitation, the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. Sec. 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq. (“HMTA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq., (“RCRA”); the Federal Water Pollution Control Act, as amended, 33 U.S.C.

Sec. 1251, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sec. 11001 et seq.; otherwise known as the Superfund Amendments and Reauthorization Act of 1986; the Clean Air Act, 42 U.S.C. Sec. 4701 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sec. 6901 et seq., as the same exist as of the date hereof (collectively, the "Environmental Laws").

(b)    Neither Seller nor, to Seller’s knowledge, any former owner or operator of the Property, has used or introduced any Hazardous Materials on or affecting the Property or received any notice from any governmental agency, entity or person with regard to Hazardous Materials on, from or affecting the Property. To Seller’s knowledge after due inquiry, neither Seller nor any owner or operator of the Property has violated any applicable Environmental Law relating to or affecting the Property, and, to Seller's knowledge, there is no pending or threatened any action, suit, investigation or proceeding against Seller relating to the Property seeking to enforce any right or remedy under any Environmental Law.

(c)    There are no underground storage tanks on the Property.

(d)     No spillage or discharge of any Hazardous Materials has occurred on, to or under the Property (or any part thereof) or on, to or under those portions of any other properties immediately adjoining the Property.

11.14    There is ingress and egress to the Property.

11.15    To Seller's knowledge there is no restriction, limitation or moratorium on the right of the owner of the Property to hook up to or to use any sewer utility, other than the obligation for Seller to pay ordinary and prevailing hook-up charges. Seller has not received written notice of, and Seller has no knowledge of, any threatened or actual reduction or curtailment of any utility service supplied to the Property.

11A.    The representations, warranties and covenants set forth in the following Sections shall survive the Closing without limit of duration: 11.13. The remaining representations, warranties and covenants set forth in this Agreement shall survive the Closing only for a period of two (2) years, and upon the expiration of such two-year period all such representations, warranties and covenants (and any and all claims and causes of action resulting from or on account of any breach thereof) for which Purchaser has not theretofore served upon Seller written notice of claim shall terminate and may not be asserted. Nothing herein shall limit the duration of any (i) indemnity or other agreement specified in this Agreement to survive the Closing (other than indemnity agreements relating to representations or warranties which have expired two (2) years after the Closing, and (ii) any representations, warranties, indemnities, covenants or agreements set forth in the instruments or documents delivered at Closing, except as limited in this Section 11A.

12.    Representations and Warranties of Purchaser.

12.1    Purchaser represents, warrants, covenants and agrees that:

(a) (i)    This Agreement and all agreements, instruments and documents herein provided to be executed and delivered, or actually executed and delivered, by Purchaser to Seller at or before the Closing are, and on the Closing Date will be, binding upon Purchaser, (ii) Purchaser is (or if Purchaser assigns its rights hereunder on the Closing Date will be) a limited liability partnership or other entity duly organized and validly existing under the laws of its state of organization and (if Purchaser assigns its rights hereunder) qualified to do business in the State of New Jersey; (iii) Purchaser is duly authorized and qualified to execute and do all things required of it under this Agreement, (iv) Purchaser has the capacity and authority to enter into this Agreement and consummate the transactions contemplated hereunder, and (v) upon execution hereof by all parties this Agreement will be binding on Purchaser and enforceable against Purchaser in accordance with its terms, subject to the laws of creditors' rights, bankruptcy and insolvency laws and regulations and the availability of equitable remedies.

(b)     The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Purchaser is a party, or any lease, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any applicable law, regulation, or order of any governmental agency or court, domestic or foreign, having jurisdiction over the Purchaser.

(c)    The Purchaser shall have available to it at Closing, sufficient funds to proceed with Closing.

(d)    Purchaser agrees to pursuant to reasonable and customary terms and conditions to retain the services of Gary Olson post-closing to manage the Building.

12.2    The representations, warranties and covenants of Purchaser set forth in this Section 12 shall survive the Closing only for a period of two (2) years, and upon the expiration of such two-year period all such representations, warranties and covenants (and any and all claims and causes of actions resulting from or on account of breach thereof) for which Seller has not theretofore served upon Purchaser written notice of claim shall terminate and may not be asserted.

13.    Condemnation and Destruction.

13.1    If, prior to the Closing Date, all or any portion of the Property or any means of ingress thereto or egress there from is taken by eminent domain (or is the subject of a pending or threatened taking which has not been consummated), then Seller shall immediately notify the Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon written notice to the Seller given not later than ten (10) Business Days after receipt of the Seller's notice. If this Agreement is terminated, as aforesaid, the Deposit shall be returned to the Purchaser. Upon such return of the Deposit, neither party shall have any further rights or obligations hereunder, except such rights or obligations specified in this Agreement to survive the termination of this Agreement. If Purchaser does not exercise this option to terminate this Agreement, Seller shall assign and turn over, and the Purchaser shall be entitled to receive and keep, all awards for the taking by eminent domain, and there shall be no abatement of the Purchase Price.

13.2    If any part of the Property or any part of any means of ingress thereto or egress there from subject to this Agreement is damaged, destroyed by fire or other casualty, Seller shall immediately notify the Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than ten (10) Business Days after receipt of the Seller's notice. Upon such termination, the Deposit shall be returned to Purchaser. Upon such return of the Deposit, neither party shall have any further rights or obligations hereunder, except such rights or obligations specified in this Agreement to survive the termination of this Agreement.

14.    Broker. Except for The Garibaldi Group, LLC (the “Broker”) Purchaser and Seller hereby represent to each other that they have not dealt with, or otherwise disclosed this Agreement or the subject matter hereof to, any real estate broker, agent, or salesman, so as to create any legal right or claim in any such broker, agent, or salesman for a real estate commission or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Payment of the Broker’s commission shall be made by the Seller in accordance with a separate written agreement between the Seller and Broker. Purchaser and Seller hereby indemnify and defend each other against, and agree to hold each other harmless from any and all claims for a real estate commission or similar fee other than the Broker’s fee arising out of or in any way connected with any claimed agency or other relationship with the indemnitor and relating to the transactions contemplated hereby. The provisions of this Section 14 shall survive the Closing or the termination of this Agreement.

15.    Default and Remedies.

15.1    If Purchaser shall fail or refuse to close title as required by the terms of this Agreement, or Purchaser otherwise is in default hereunder so that Seller has the right to refuse to close title, in either case so as to entitle Seller to a remedy under this Agreement, then, following receipt by Purchaser of five (5) Business Days prior written notice from Seller stating that Purchaser is in default hereunder, unless Purchaser shall have cured such default during the five (5) Business Day period, the sole and exclusive remedy of Seller (and the parties constituting Seller) shall be to receive and retain the Deposit (with all interest thereon, if any), as and for full liquidated damages (the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser's default), and neither Seller, nor either of the parties constituting Seller, shall have any other or additional right or remedy against Purchaser. The Seller's retention of the Deposit is intended not as a penalty, but as full liquidated damages and is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser. Nothing in this Section 15.1 shall be deemed a limitation on the liability of Purchaser in respect of any obligations and covenants of Purchaser set forth in any instruments or documents executed and delivered by Purchaser at the Closing, or specifically and expressly set forth in this Agreement to survive the Closing.

15.2    If Seller shall fail or refuse to close title as required by the terms of this Agreement, or Seller otherwise is in default hereunder so that Purchaser has the right to refuse to close title, in either case so as to entitle Purchaser to a remedy in respect of this Agreement, then, following receipt by Seller of five (5) Business Days prior written notice from Purchaser stating that Seller is in default hereunder, unless Seller shall have cured such default during the five (5) Business Day period, subject to the provisions of Section 6 relating to uncured Title Objections, Purchaser shall have the right to (i) obtain specific performance of Seller's obligations hereunder, or (ii) cancel this Agreement and receive a return of the Deposit. In no event shall Purchaser be entitled to an award of compensatory, consequential, or other damages from Seller. Nothing in this Section 15.2 shall be deemed a limitation on the liability of Seller in respect of any obligations and covenants of Seller set forth in any instruments or documents executed and delivered by Seller at the Closing, or specifically and expressly set forth in this Agreement to survive the Closing.

16. Indemnification.

16.1    Seller shall, and hereby does indemnify, defend and hold harmless Purchaser from and against:

(a)    Any and all claims or demands made by third parties and arising out of any and all acts or omissions of Seller relating to the Property or any other rights, properties or interests sold by Seller hereunder and any and all liabilities and obligations of Seller to third parties including, without limitation, claims which are asserted against Purchaser or the Property (or any part thereof) by third parties by reason of Seller's (or Seller's agents', employees' or contractors') acts or wrongful omissions with respect to the Property (or any part thereof), or any other rights, properties or interests sold by Seller hereunder, agreements relating to the Property, by reason of events which occurred or causes of action which accrued prior to the Closing, specifically excluding all claims and causes of action caused by Purchaser, its agents, employees or contractors;

(b)    Subject to the provisions of Section 11.A, any misrepresentation, breach of warranty, or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller under this Agreement, or from any misrepresentation in, or wrongful or fraudulent omission from, any certificate or other instrument furnished or to be furnished by or for Seller to Purchaser under this Agreement;

(c)    Any losses, expenses or costs incurred by or suffered by Purchaser as a result of (i) the occurrence of any of the following prior to Purchaser’s ownership of the Property: any discharge of Hazardous Materials, or any other introduction of Hazardous Materials on, under or about the Property, or any discharge of Hazardous Materials or any other introduction of Hazardous Materials on, under or about any property adjoining the Property, which was caused by or permitted by Seller, or any of Seller's agents, employees, contractors, licensees or invitees or any person claiming through or under any of such persons; or (ii) any wrongful act of Seller prior to Purchaser’s ownership of the Property (subject to the provisions of Section 11.A). excluding the discharge, release, escape or presence of any Hazardous Materials, which occurred prior to the Seller’s ownership of the Property of which Seller had no knowledge; and

(d)    All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

16.2    The provisions of this Section 16 shall survive the Closing.

17.    Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be delivered by (i) hand, (ii) overnight courier, or (iii) certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any notice, request or other communication given by an attorney for Purchaser shall be deemed given by Purchaser; and any notice, request or other communication given by an attorney for Seller shall be deemed given by Seller. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery, one (1) Business Day after mailing by a generally recognized overnight courier (requesting proof of delivery), or three (3) Business Days after the date of deposit in the United States mail as provided above. By giving at least ten (10) days' prior written notice thereof, any party hereto may from time to time and at any time change its mailing address.

If to Seller:                Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, Kansas 66062
Attn: General Counsel

With a copy to:            Michael Behrens
Bevan, Mosca, Giuditta & Zarillo, PC
222 Mount Airy Rd., Suite 200
Basking Ridge, NJ 07920

If to Purchaser:             McElroy, Deutsch Mulvaney & Carpenter, LLP
1300 Mt. Kemble Avenue
P.O. Box 2075
Morristown, New Jersey 07962-2075
Attn: Edward B. Deutsch, Esq.

With a copy to:            McElroy, Deutsch, Mulvaney & Carpenter, LLP
1300 Mt. Kemble Avenue
P.O. Box 2075
Morristown, New Jersey 07962-2075
Attn:    Lucille J. Karp, Esq.

18.    Assignment. Purchaser may assign this Agreement to any entity controlled by Purchaser, provided Purchaser notifies Seller of such assignment prior to Closing and provides reasonable evidence of such assignment.

19.    Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

20.    Exhibits. Each and every Exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each Exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

21.    Captions. All captions, headings, Section numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit, or otherwise vary in any respect the text of this Agreement.

22.    References. All references to Sections shall be deemed to refer to the appropriate Sections of this Agreement. Unless otherwise specified in this Agreement, the terms "herein," "hereof, "hereunder," and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Section hereof.

23.    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

24.    Waiver    . Any condition or right of termination, cancellation or rescission granted by this Agreement to either party may be waived by such party, but no such waiver may be relied upon or asserted by the other party unless such waiver has been made in writing by the waiving party, except as specifically provided herein.

25.    Rights Cumulative. Except as expressly limited by the terms of this Agreement, all rights, powers, and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.

26.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

27.    Date of Performance. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a day other than a Business Day, then such time period shall be automatically extended to the close of business on the next regularly scheduled Business Day.

28.    Governing Law. This Agreement shall be governed by the laws of the State of New Jersey. In any action or proceeding concerning this Agreement, or any agreement or instrument delivered pursuant to this Agreement, or the transactions delivered pursuant to this Agreement, or the transactions contemplated by this Agreement, all parties to this Agreement or such other agreement or instrument hereby consent (a) to the jurisdiction of the State of New Jersey over all such parties and their general partners, and the partners of such general partners and (b) that venue for all actions and proceedings shall be in the State of New Jersey.

29.    Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto, their successors and assigns any right, remedy, or claim under or by reason of this Agreement. All terms and conditions in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns.

30.    Further Assurances. Purchaser and Seller each agree to execute promptly on demand without additional consideration therefor, but without cost thereto, and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This Section 29 shall survive the Closing.

31.    Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

32.    Time of the Essence    . TIME IS OF THE ESSENCE for all provisions of this Agreement, including, without limitation, the Closing Date.

33.    Waiver of Jury Trial. The parties acknowledge that disputes arising under this Agreement are likely to be complex and they desire to streamline and minimize the cost of resolving such disputes. Therefore, each party irrevocably waives all rights to a trial by jury in any action, counterclaim, dispute or proceeding based upon, or related to the subject matter of this Agreement. This waiver applies to all claims against all parties to such actions and proceedings including those involving Seller or Seller’s affiliates or related entities, or any officer, director, shareholder member, attorney or partner of any of them. It also applies whether such dispute or proceeding arise under this Agreement, any other agreement, instrument or document heretofore or hereafter executed or any other contract, whether similar or dissimilar; and whether or not it arises from intentional or unintentional conduct, from fraud, other improper actions or failure to act, or from other reasons. This Section 33 shall be deemed a covenant and enforceable independently of all other provisions of this Agreement. This waiver is knowingly, intentionally, and voluntarily made by both parties.

[the next page is the signature page]

IN WITNESS WHEREOF, this Agreement was executed as of the day and year first above written.

PURCHASER

By:    /s/ Edward B. Deutsch
Name:    Edward B. Deutsch
Title: Managing Partner

SELLER
.

By:    /s/ Henry E. Dubois
Name:    ____Henry E. Dubois______
Title:        President & CEO

ESCROW AGENT
(as to Sections 3.1 and 3.2 only)

By:        /s/ Peter D. Blanchard
Name:    ___Peter D. Blanchard__
Title:        Principal

INDEX OF SCHEDULES

SCHEDULE                                 NUMBER

Land                                    1.8

Service Contracts                            1.13

Schedule 1.8 Land

Schedule 1.8 (Land)
Purchase and Sale Agreement

ALL that certain tract, lot and parcel of land lying and being in the Township of Bernards, County of Somerset and State of New Jersey.

BEING known and designated as Lot No. 59 in Block 94 as shown on a Certain map entitled "Subdivision, Tax Lots 58 & 59 Block 94, Tax Map Sheet 19, Bernards Township, Somerset County, New Jersey". dated July 27, 1982, prepared by Couvrette Associates Inc., Consulting Engineers, said map being duly filed in the Somerset County Clerk's Office on November 18, 1982 as Filed Map No. 1985.

BEING further described in accordance with a survey prepared by Teunisen Surveying & Planning Co., Inc., dated January 16, 2007, as follows:

BEGINNING at a point in the southeasterly right-of-way line of Mount Airy Road, said point being the following two courses from the intersection of the .southeasterly right-of-way line of Mount Airy Road, with the northeasterly line of land now or formerly New Jersey Power and Light Company; thence

a.    Along the southeasterly right-of-way line of Mount Airy Road. North 40 degrees 58 minutes 37 seconds East, parallel with and .33.00 feet southeasterly. at a right angle, to the centerline of Mount .Airy Road, a distance of 210.86 feet; thence
b.     Continuing along the southeasterly right-of way line of Mount Airy Road, North 40 degrees 42 minutes 37 seconds East, parallel with and 33.00 feet southeasterly, at a right angle, to the centerline of Mount Airy Road, a distance of 497.31 feet to the point of BEGlNNING; thence
(1)     Along the southeasterly right-of-way line of Mount Airy Road, North 40 degrees 42 minutes 37 seconds East, parallel with and 33.00 feet southeasterly, at a right angle, to the centerline of Mount Airy Road, a distance of 100.00 feet; thence
(2)     Along the dividing line between Lot 58 and Lot 59 in Block 94, as shown on the aforementioned filed map, South 28 degrees 57 minutes 5.3 seconds East, a distance of 741.43 feet; thence
(3)     Continuing along the dividing line between Lot 58 and Lot 59 in Block 94, as show, on the aforementioned filed map, North 61 degrees 02 minutes 07 seconds East, a distance of 579.54 feet to land now or formerly Somerset Hills Y.M.C.A.; thence

(4)     Along land now or formerly Somerset Hills Y.M.C.A., South 26 degrees 56 minutes 23 seconds East, a distance of 338.83 feet to the northwesterly right-of-way line of New Jersey State Highway Route No. 287; thence
(5)     Along the northwesterly right-of-way line of New Jersey State Highway Route No. 287, South 41 degrees 39 minutes 11 seconds West, a distance of 322.13 feet, thence
(6)     Continuing along the northwesterly right-of-way line of New Jersey State Highway Route No. 287, South 45 degrees 44 minutes 45 Seconds West, a distance of 370.58 feet to land now or formerly White Airy III Associates; thence
(7)     Along land now or formerly White Airy III Associates, North 28 degrees 57 minutes 53 seconds West, a distance of 1249.94 feet to the southeasterly right-of-way line of Mount Airy Road and the point of BEGINNING.
For Information Only:
Also known as Lot(s) 4, Block 2401 on the Tax Map of the Township of Bernards, in the County of Somerset.

Schedule 1.13 Service Contracts

None